EXHIBIT 4


         AMENDMENT NO. 3, dated as of May 21, 1998 (the "Amendment"), to the Rights Agreement, dated as of December 23, 1994, as amended (the "Agreement"), between Hawaiian Airlines, Inc., a Hawaiian corporation (the "Company"), and Chemical Trust Company of California, which has been succeeded by ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (the "Rights Agent"). Unless the context indicates to the contrary, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

         Pursuant to Section 27 of the Agreement, the Board of Directors of the Company may, from time to time, supplement or amend any provision of the Agreement in accordance with the provisions of such Section.

         This Amendment became effective on May 21, 1998, immediately upon its approval by the Board of Directors of the Company by resolution adopted at a meeting held on that date.

         Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         Amendment to Section 1(hh). Section 1(hh) of the Agreement is amended by adding the following subsection (v):

         "or (v) any Person that the Board of Directors of the Company has determined is not a 10% Shareholder, if such determination is prior to the tenth Business Day following the relevant 10% Ownership Date; provided that, following such determination by the Board of Directors of the Company, such Person shall be deemed to be a 10% Shareholder upon a public announcement, by the Company or otherwise, including, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act, that such Person has acquired any additional Voting

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         Shares of the Company, if at such time such Person, together with all
         Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding";

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date above first written.


HAWAIIAN AIRLINES, INC.


By: /s/ Paul J. Casey
---------------------
Name:  Paul J. Casey
Title: President and Chief Executive Officer


By: /s/ John L. Garibaldi
-------------------------
Name:  John L. Garibaldi
Title: Executive Vice President and
       Chief Financial Officer



CHASEMELLON SHAREHOLDER
SERVICES, L.L.C.


By: /s/ Ian D. Gass
-------------------
Name:  Ian D. Gass
Title: Assistant Vice President